Exhibit 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Community Bancorp. of our report dated February 22, 2006, with respect to the consolidated financial statements included in the 2005 Annual Report to Shareholders of Community Bancorp.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-127024) pertaining to the Community Bancorp. Dividend Reinvestment Plan and in the Registration Statement (Form S-8 No. 33-44713) pertaining to the Community Bancorp. Retirement Savings Plan of our report dated February 22, 2005, with respect to the consolidated financial statements incorporated herein by reference of Community Bancorp. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/Berry, Dunn McNeil & Parker

Portland, Maine
March 28, 2006
Vermont Registration No. 92-0000278